Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners

Host Marriott, L.P.:

We have audited the accompanying consolidated balance sheets of Host Marriott, L.P. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, partners’ capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited the related financial statement schedule of real estate and accumulated depreciation. These consolidated financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott L.P. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

McLean, Virginia

February 23, 2005, except as to notes 4, 10, 15, 18 and 19,

which are as of November 14, 2005

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

(in millions)

	2004	2003
ASSETS
Property and equipment, net	$7,274	$7,085
Assets held for sale	113	73
Notes and other receivables	7	54
Due from managers	75	62
Investments in affiliates	53	74
Deferred financing costs, net	70	82
Furniture, fixtures and equipment replacement fund	151	144
Other assets	157	134
Restricted cash	154	116
Cash and cash equivalents	347	764

Total assets	$8,401	$8,588

LIABILITIES AND PARTNERS’ CAPITAL
Debt
Senior notes, including $491 million, net of discount, of exchangeable senior debentures as of December 31, 2004	$2,890	$3,180
Mortgage debt	2,043	2,205
Convertible debt obligation to Host Marriott Corporation	492	492
Other	98	101

	5,523	5,978

Accounts payable and accrued expenses	113	108
Liabilities associated with assets held for sale	26	2
Other liabilities	156	166

Total liabilities	5,818	6,254

Minority interest	86	89
Limited partnership interests of third parties at redemption value (representing 21.0 million units and 23.5 million units at December 31, 2004 and 2003, respectively)	363	290
Partners’ capital
General partner	1	1
Cumulative redeemable preferred limited partner	337	339
Limited partner	1,783	1,587
Accumulated other comprehensive income	13	28

Total partners’ capital	2,134	1,955

	$8,401	$8,588

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2004, 2003 and 2002

(in millions, except per common unit amounts)

	2004	2003	2002
REVENUES
Rooms	$2,147	$1,907	$1,959
Food and beverage	1,137	1,039	1,036
Other	238	220	237

Total hotel sales	3,522	3,166	3,232
Rental income	106	100	101
Other income	1	12	—

Total revenues	3,629	3,278	3,333

EXPENSES
Rooms	534	482	481
Food and beverage	853	784	769
Hotel departmental expenses	979	884	856
Management fees	145	131	143
Other property-level expenses	292	292	284
Depreciation and amortization	353	346	339
Corporate and other expenses	67	60	45

Total operating costs and expenses	3,223	2,979	2,917

OPERATING PROFIT	406	299	416
Interest income	11	11	19
Interest expense	(484)	(521)	(492)
Net gains on property transactions	17	5	5
Loss on foreign currency and derivative contracts	(6)	(19)	(2)
Minority interest expense	(4)	(4)	(9)
Equity in earnings (losses) of affiliates	(16)	(22)	(9)

LOSS BEFORE INCOME TAXES	(76)	(251)	(72)
Benefit from (provision for) income taxes	10	13	(2)

LOSS FROM CONTINUING OPERATIONS	(66)	(238)	(74)
Income from discontinued operations	65	252	55

NET INCOME (LOSS)	(1)	14	(19)
Less: Distributions on preferred units	(37)	(35)	(35)
Issuance costs of redeemed Class A preferred units	(4)	—	—

NET LOSS AVAILABLE TO COMMON UNITHOLDERS	$(42)	$(21)	$(54)

BASIC AND DILUTED LOSS PER COMMON UNIT:
Continuing operations	$(.30)	$(.89)	$(.38)
Discontinued operations	.18	.82	.19

BASIC AND DILUTED LOSS PER COMMON UNIT	$(.12)	$(.07)	$(.19)

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

AND COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2004, 2003 and 2002

(in millions)

Class A, B and C Preferred Units Outstanding	Common OP Units Outstanding		Preferred Limited Partner	General Partner	Limited Partner	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
14.1	261.4	Balance, December 31, 2001	$339	$1	$1,162	$(5)
—	—	Net loss	—	—	(19)	—	$(19)
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	2	2
—	—	Foreign currency forward contracts	—	—	—	2	2
		Unrealized gain on HM Services common stock to net income	—	—	—	(1)	(1)

—	—	Comprehensive loss					$(16)

—	0.5	Units issued to Host Marriott for the comprehensive stock and employee stock purchase plans	—	—	8	—
—	1.8	Redemptions of limited partnership interests of third parties	—	—	13	—
—	—	Distributions on Preferred Limited Partner Units	—	—	(35)	—
—	—	Market adjustment to record Preferred OP Units and OP Units of third parties at redemption value	—	—	7	—

14.1	263.7	Balance, December 31, 2002	339	1	1,136	(2)
—	—	Net income	—	—	14	—	$14
		Other comprehensive income (loss):
		Foreign currency translation Adjustment	—	—	—	34	34
		Foreign currency forward contracts	—	—	—	(23)	(23)
—	—	Realized loss on foreign currency forward contracts	—	—	—	18	18
—	—	Unrealized gain on HM Services common stock to net income	—	—	—	1	1

—		Comprehensive income					$44

—	1.4	Units issued to Host Marriott for the comprehensive stock and employee stock purchase plans	—	—	9	—
—	4.2	Redemptions of limited partnership interests of third parties	—	—	23	—
—	51.0	Issuances of common OP units	—	—	501	—
—	—	Distributions on Preferred Limited Partner Units	—	—	(35)	—
—	—	Market adjustment to record preferred OP Units and OP Units of third parties at redemption value	—	—	(61)	—

14.1	320.3	Balance, December 31, 2003	339	1	1,587	28

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

AND COMPREHENSIVE INCOME (LOSS)—(Continued)

Years Ended December 31, 2004, 2003 and 2002

(in millions)

Class A, B and C Preferred Units Outstanding	Common OP Units Outstanding		Preferred Limited Partner	General Partner	Limited Partner	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
—	—	Net loss	—	—	(1)	—	$(1)
	—	Other comprehensive income (loss):
		Foreign currency translation Adjustment	—	—	—	(15)	(15)
		Foreign currency forward contracts	—	—	—	1	1
—	—	Unrealized loss on HM Services common stock to net income	—	—	—	(1)	(1)

—	—	Comprehensive loss					$(16)

—	2.4	Units issued to Host Marriott for the comprehensive stock and employee stock purchase plans	—	—	22	—
—	2.6	Redemptions of limited partnership interests of third parties	—	—	19	—
—	25.0	Issuances of common OP units	—	—	301	—
4.0	—	Issuances of preferred OP units	98	—	—	—
—	—	Distributions on common limited partner units	—	—	(20)	—
(4.1)	—	Redemption of preferred OP units	(100)	—	(4)	—
—	—	Distributions on Preferred Limited Partner Units	—	—	(37)	—
—	—	Market adjustment to record preferred OP Units and OP Units of third parties At redemption value	—	—	(84)	—

14.0	350.3	Balance, December 31, 2004	$337	$1	$1,783	$13

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004, 2003 and 2002

(in millions)

	2004	2003	2002
OPERATING ACTIVITIES
Net income (loss)	$(1)	$14	$(19)
Adjustments to reconcile to cash provided by operating activities:
Discontinued operations:
Gains on disposals	(52)	(65)	(12)
Depreciation	13	32	33
Depreciation and amortization	353	346	339
Amortization of deferred financing costs	16	17	16
Income taxes	(20)	(34)	—
Net gains on property transactions	(5)	(5)	(5)
Equity in losses of affiliates	16	22	9
Minority interest expense	4	4	9
Change in due from manager	(15)	17	(4)
Change in Canadian currency forward contracts	8	16	(2)
Change in accrued interest payable	9	(10)	11
Return of working capital from Marriott International	—	—	50
Changes in other assets	14	24	14
Changes in other liabilities	20	(8)	(65)

Cash provided by operations	360	370	374

INVESTING ACTIVITIES
Proceeds from sales of assets, net	246	184	—
Disposition of World Trade Center hotel	—	185	—
Acquisitions	(503)	(324)	(117)
Distributions from equity investments	6	3	6
Capital expenditures:
Renewals and replacements	(206)	(181)	(146)
Other investments	(44)	(20)	(34)
Return of escrow funds from Marriott International	—	—	75
Notes receivable collections	47	—	—
Other investments	(47)	—	—

Cash used in investing activities	(501)	(153)	(216)

FINANCING ACTIVITIES
Issuances of debt	837	813	—
Financing costs	(16)	(16)	(8)
Debt prepayments	(1,230)	(1,007)	(13)
Scheduled principal repayments	(61)	(52)	(63)
Issuances of OP Units	301	501	1
Issuances of preferred OP Units	98	—	—
Redemption of preferred OP Units	(104)	—	—
Distributions on common OP Units	(20)	—	—
Distributions on preferred OP Units	(37)	(35)	(35)
Distributions to minority interests	(6)	(6)	(18)
Purchase of interest rate cap	—	—	(3)
Change in restricted cash	(38)	(12)	(10)

Cash provided by (used in) financing activities	(276)	186	(149)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(417)	403	9
CASH AND CASH EQUIVALENTS, beginning of year	764	361	352

CASH AND CASH EQUIVALENTS, end of year	$347	$764	$361

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

Years Ended December 31, 2004, 2003 and 2002

(in millions)

Supplemental schedule of noncash investing and financing activities:

During 2004, 2003 and 2002, minority partners converted operating partnership units (“OP units”) valued at $35 million, $41 million and $21 million, respectively, in exchange for approximately 2.6 million, 4.2 million and 1.8 million shares, respectively, of common stock in Host Marriott Corporation.

Of the 2.3 million OP units issued during 2002, 1.1 million OP units were issued to acquire additional interests in the partnership owning the San Diego Marriott Hotel and Marina. This transaction resulted in an increase of $10.5 million to property and equipment and equity to reflect the fair value of the interests acquired. During April 2002, in a separate transaction, our ownership percentage in the San Diego partnership increased to 90% when the minority partners in the San Diego partnership exchanged their interests for approximately 6.9 million OP units. The transaction resulted in an increase of $56.1 million in property and equipment and a corresponding increase in minority interest liability to reflect the fair value of the interests acquired.

On September 22, 2004, we acquired the Scottsdale Marriott at McDowell Mountains, for a purchase price of approximately $58 million, including the assumption of approximately $34 million in mortgage debt.

During June 2003, we acquired the remaining general partner interest and the preferred equity interest held by outside partners in the JW Marriott in Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, we began consolidating the partnership and recorded $95 million of mortgage debt secured by the hotel and property and equipment of approximately $131 million.

On June 14, 2002, we acquired the Boston Marriott Copley Place in Boston, Massachusetts for a purchase price of approximately $214 million, including the assumption of approximately $97 million in mortgage debt.

During January 2002, we transferred the St. Louis Marriott Pavilion to the mortgage lender. We recorded the difference between the debt extinguished, the deferred incentive management fees forgiven and the fair value of the assets surrendered of $22 million, net of tax expense of $9 million, as discontinued operations.

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Description of Business

Host Marriott, L.P., a Delaware limited partnership, or Host LP, operating through an umbrella partnership structure with Host Marriott Corporation, or Host Marriott, as the sole general partner, is primarily the owner of hotel properties. Host Marriott Corporation operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through us and our subsidiaries. Host Marriott holds approximately 94% of the partnership interests, or OP units, of Host LP.

As of December 31, 2004, we owned, or had controlling interests in, 111 upper-upscale and luxury, full-service hotel lodging properties located throughout the United States, Toronto and Calgary, Canada and Mexico City, Mexico operated primarily under the Marriott®, Ritz-Carlton®, Hyatt®, Fairmont®, Four Seasons®, Hilton® and Westin® brand names. Of these properties, 94 are managed or franchised by Marriott International, Inc. and its subsidiaries, or Marriott International.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Host LP and its subsidiaries and controlled affiliates. We consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares of another company or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of minority stockholders or other partners to participate in or block management decisions. Additionally, if we determine that we are an owner in a variable interest entity within the meaning of the Financial Accounting Standards Board, or FASB, revision to Interpretation No. 46, “Consolidation of Variable Interest Entities” and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. All material intercompany transactions and balances have been eliminated, including the dividends and related transactions for our Class D Cumulative Redeemable Preferred Units held by one of our wholly-owned subsidiaries.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting for the Impact of the September 11, 2001 Terrorist Acts

On December 3, 2003, we settled all outstanding issues related to the terrorist attacks of September 11, 2001 with our insurer, Marriott International and the Port Authority of New York and New Jersey for the New York Marriott World Trade Center and Financial Center hotels and received net proceeds of approximately $372 million, of which $65 million was used to repay the outstanding mortgage on the New York Marriott World Trade Center hotel. Prior to reaching this settlement, we were obligated under our ground lease to rebuild the hotel on the site and as such recorded insurance proceeds in continuing operations. We recorded business interruption proceeds, net of expenses, of $14 million and $11 million for the New York Marriott World Trade Center hotel in 2003 and 2002, respectively, and a gain on the settlement of approximately $212 million in 2003. We consider the New York World Trade Center hotel to be abandoned and the gain on disposition and related business interruption income, net of expenses, for that hotel have been reclassified to discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The New York Financial Center hotel was also damaged in the attacks and, as a result, we recorded business interruption proceeds, net of expenses, of approximately $3 million and $6 million in room revenues in the consolidated statement of operations in 2003 and 2002, respectively.

Earnings (Loss) Per Unit

Basic earnings (loss) per unit is computed by dividing net income (loss) available to common OP unitholders as adjusted for potentially dilutive securities, by the weighted average number of common OP units outstanding. Diluted earnings (loss) per unit is computed by dividing net income (loss) available to common OP unitholders as adjusted for potentially dilutive securities, by the weighted average number of common OP units outstanding plus other potentially dilutive securities. Dilutive securities may include units distributed to Host Marriott for Host Marriott common shares granted under comprehensive stock plans, preferred OP units held by minority partners, other minority interests that have the option to convert their limited partnership interests to common OP units and the Convertible Preferred Securities and the Exchangeable Senior Debentures. No effect is shown for any securities that are anti-dilutive.

	Year ended December 31,
	2004			2003			2002
	(in millions, except per unit amount)
	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount
Net income (loss)	$(1)	359.8	$—	$14	307.2	$.05	$(19)	289.2	$(.07)
Distributions on preferred OP units	(37)	—	(.11)	(35)	—	(.12)	(35)	—	(.12)
Issuance costs of redeemed Class A preferred units	(4)	—	(.01)	—	—	—	—	—	—

Basic and diluted loss available to common unitholders	$(42)	359.8	$(.12)	$(21)	307.2	$(.07)	$(54)	289.2	$(.19)

Property and Equipment

Property and equipment is recorded at cost. For newly developed properties, cost includes interest, ground rent and real estate taxes incurred during development and construction. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

Gains on sales of properties are recognized at the time of sale or deferred to the extent required by GAAP. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

We assess impairment of our real estate properties based on whether it is probable that estimated undiscounted future cash flows from each individual property are less than its net book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the hotel.

We will classify a hotel as held for sale in the period in which we have made the decision to dispose of the hotel, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could prevent the transaction from being completed in a timely manner. If these criteria are met, we will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease incurring depreciation. We will classify the loss, together with the related operating results, as discontinued operations on our consolidated statement of operations and classify the assets and related liabilities as held for sale on the balance sheet.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture and fixtures, as well as cash collateral and excess cash flow deposits due to mortgage debt agreement restrictions and provisions.

Minority Interest

Minority interest consists of third party limited partnership interests in consolidated investments of $83 million and $86 million at December 31, 2004 and 2003, respectively, that have finite lives and investments of $3 million at both December 31, 2004 and 2003 in partnerships that have infinite lives.

Income Taxes

Host LP is not a tax paying entity. However, under our partnership agreement we are required to reimburse Host Marriott for any tax payments Host Marriott is required to make. Accordingly, the tax information included herein represents disclosures regarding Host Marriott. As a result of our requirement to reimburse Host Marriott for these liabilities, such liabilities and related disclosures are included in our financial statements.

We account for income taxes in accordance with SFAS 109 “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted.

Host Marriott has elected to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, is not subject to federal income tax, provided they distribute all of their taxable income annually to their shareholders and comply with certain other requirements. In addition to paying federal and state taxes on any retained income, Host Marriott is subject to taxes on “built-in gains” on sales of certain assets. Additionally, Host Marriott’s consolidated taxable REIT subsidiaries are subject to Federal, state and foreign income tax. The consolidated income tax provision or benefit includes the tax provision related to the operations of the taxable REIT subsidiaries, Federal and state taxes on undistributed taxable income, and our foreign taxes, as well as each of our respective subsidiaries.

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

Foreign Currency Translation

As of December 31, 2004, our foreign operations consist of four properties located in Canada and one property located in Mexico. The operations of these properties are maintained in the local currency and then translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities of the properties are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

Revenues

Our consolidated results of operations reflect revenues and expenses of our hotels. Revenues are recognized when the services are provided.

Other Comprehensive Income (Loss)

The components of total accumulated other comprehensive income (loss) in the balance sheet are as follows (in millions):

	2004	2003
Unrealized gain on HM Services common stock	$5	$6
Foreign currency forward contracts	—	(1)
Foreign currency translation	8	23

Total accumulated other comprehensive income	$13	$28

Derivative Instruments

We have interest rate swaps and interest rate caps which are considered derivative instruments. If the requirements for hedge accounting are met, amounts paid or received under these agreements are recognized over the life of the agreements as adjustments to interest expense, and the fair value of the derivatives is recorded on the accompanying balance sheet, with offsetting adjustments or charges recorded to the underlying debt. Otherwise the instruments are marked to market, and the gains and losses from the changes in the market value of the contracts are recorded in loss on foreign currency and derivative contracts. Upon early termination of an interest rate swap, gains or losses are deferred and amortized as adjustments to interest expense of the related debt over the remaining period covered by the terminated swap.

We are also subject to exposure from fluctuations in foreign currencies relating to our properties located in Canada and in Mexico City. We have purchased currency forward contracts related to the Canadian properties, which are considered derivative instruments. Gains and losses on contracts that meet the requirements for hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to accumulated other comprehensive income. At December 31, 2004 and 2003, these contracts did not meet the requirements for hedge accounting and have been marked to market each period and included in loss on foreign currency and derivative contracts in the accompanying statement of operations. See Note 4 for further discussion of these contracts.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We maintain cash and cash equivalents with various high credit-quality financial institutions. We perform periodic evaluations of the relative credit standing of these financial institutions and limit the amount of credit exposure with any one institution.

Accounting for Stock-Based Compensation

At December 31, 2004, Host Marriott maintained two stock-based employee compensation plans, which are described more fully in Note 8. Prior to 2002, Host Marriott accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Effective January 1, 2002, Host Marriott adopted the fair value recognition provisions of SFAS

No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123, prospectively to all employee awards granted, modified or settled after January 1, 2002. Awards under Host Marriott’s employee stock option plan generally vest over four years. Therefore, the cost related to stock-based employee compensation included in the determination of net income or loss for 2004, 2003 and 2002 is less than that which would have been recognized if the fair value based method had been applied to these awards since the original effective date of SFAS 123. The adoption of SFAS 123 did not change the calculation of stock-based employee compensation costs for shares granted under Host Marriott’s deferred stock and restricted stock plans. The following table illustrates the effect on net income (loss) and earnings (loss) per unit if the fair value based method had been applied to all of our outstanding and unvested awards in each period.

	Year Ended December 31,
	2004	2003	2002
	(in millions, except per unit amounts)
Net income (loss), as reported	$(1)	$14	$(19)
Add: Total stock-based employee compensation expense included in reported net income (loss), net of related tax effects	24	16	5
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(25)	(16)	(6)

Pro forma net income (loss)	$(2)	$14	$(20)

Loss per unit
Basic and diluted—as reported	$(.12)	$(.07)	$(.19)

Basic and diluted—pro forma	$(.12)	$(.07)	$(.19)

Application of New Accounting Standards

During November 2004, FASB ratified the Emerging Issues Task Force, or EITF, on EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.” EITF 04-8 requires contingently convertible debt instruments to be included in diluted earnings per share, if dilutive, regardless of whether a market price contingency for the conversion of the debt into common shares or any other contingent factor has been met. Prior to this consensus, such instruments were excluded from the calculation until one or more of the contingencies were met. EITF 04-8 is effective for reporting periods ending after December 15, 2004, and does require restatement of prior period earnings per share amounts. As a result, we will include the common shares of Host Marriott that are issuable from the conversion of the Exchangeable Senior Debentures, if dilutive, in our diluted earnings (loss) per unit.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, (“FAS 123R”), which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in FAS 123. The provisions of FAS 123R are effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The adoption of this standard in 2005 will not have a material effect on our consolidated financial position and results of operations.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform with the current year presentation.

2.	Property and Equipment

Property and equipment consists of the following as of December 31:

	2004	2003
	(in millions)
Land and land improvements	$826	$786
Buildings and leasehold improvements	7,922	7,608
Furniture and equipment	1,091	1,062
Construction in progress	85	55

	9,924	9,511
Less accumulated depreciation and amortization	(2,650)	(2,426)

	$7,274	$7,085

3.	Investments in Affiliates

We own investments in voting interest entities which we do not consolidate and, accordingly, are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to, and not guaranteed by, us. Investments in affiliates consists of the following:

	As of December 31, 2004
	Ownership Interests	Our Investment	Debt	Assets
	(in millions)
CBM Joint Venture LLC	50%	$33	$898	120 Courtyard hotels
Tiburon Golf Ventures, L.P.	49%	19	—	36-hole golf club
Other	1%	—	—	Two full-service hotels

Total		$52	$898

	As of December 31, 2003
	Ownership Interests	Our Investment	Debt	Assets
	(in millions)
CBM Joint Venture LLC	50%	$54	$901	120 Courtyard hotels
Tiburon Golf Ventures, L.P.	49%	20	—	36-hole golf club
Other	1% -49%	—	—	Three full-service hotels

Total		$74	$901

CBM Joint Venture LLC (“CBM Joint Venture”) is a joint venture with Marriott International that collectively owns, through two limited partnerships, 120 limited service hotels.

As of December 31, 2004, the CBM Joint Venture had approximately $898 million of debt comprised of first mortgage loans secured by the properties owned by each of the two partnerships, senior notes secured by the ownership interest in one partnership and mezzanine debt. The lender of the mezzanine debt is an affiliate of Marriott International. None of the debt is recourse to, or guaranteed by, us or any of our subsidiaries. Each of CBM’s Joint Venture’s 120 hotels is operated by Marriott International pursuant to long-term management agreements. We own a 50% non-controlling interest in the joint venture and record the investment using the equity method. We did not receive any distributions from this investment during 2004, 2003 or 2002.

We have a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort. Cash distributions from this investment were approximately $6 million, $1 million and $1 million in 2004, 2003 and 2002, respectively.

During June 2003, we acquired the remaining general partner interest and preferred equity interest held by outside partners in the JWDC Limited Partnership, which owns the JW Marriott Hotel, a 772-room hotel in Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, effective June 20, 2003, we consolidated the partnership, and recorded property and equipment of approximately $131 million and $95 million in mortgage debt.

We own minority interests in three partnerships that directly or indirectly own two hotels. The total carrying value of these partnerships is less than $500,000, and we do not have any guarantees or commitments in relation to these partnerships and all of the debt is non-recourse to us. On December 30, 2004, we sold our 49% interest in a partnership that owns the Budapest Marriott hotel for approximately $1 million.

Combined summarized balance sheet information as of December 31 for our affiliates follows:

	2004	2003
	(in millions)
Property and equipment, net	$1,049	$1,021
Other assets	77	131

Total assets	$1,126	$1,152

Debt	$898	$901
Other liabilities	106	86
Equity	122	165

Total liabilities and equity	$1,126	$1,152

Combined summarized operating results for our affiliates for the years ended December 31 follows:

	2004	2003	2002
	(in millions)
Total revenues	$441	$427	$526
Operating expenses
Expenses	(325)	(318)	(368)
Depreciation and amortization	(57)	(58)	(68)

Operating profit	59	51	90
Interest income	33	—	—
Interest expense	(92)	(94)	(108)

Net loss	$—	$(43)	$(18)

4.	Debt

Debt consists of the following:

	December 31,
	2004	2003
	(in millions)
Series B senior notes, with a rate of 7 7/8% due August 2008	$304	$1,196
Series C senior notes, with a rate of 8.45% due December 2008	—	218
Series E senior notes, with a rate of 8 3/8% due February 2006	300	300
Series G senior notes, with a rate of 9 1/4% due October 2007	243	244
Series I senior notes, with a rate of 9 1/2% due January 2007	468	484
Series J senior notes, with a rate of 7 1/8% due November 2013	—	725
Series K senior notes, with a rate of 7 1/8% due November 2013	725	—
Series L senior notes, with a rate of 7% due August 2012	346	—
Exchangeable Senior Debentures with a rate of 3.25% due 2024	491	—
Senior notes, with an average rate of 9.7% maturing through 2012	13	13

Total senior notes	2,890	3,180

Mortgage debt (non-recourse) secured by $2.9 billion of real estate assets, with an average rate of 7.7% and 7.8% at December 31, 2004 and 2003, respectively, maturing through February 2023 (1)	2,043	2,205
Credit facility	—	—
Convertible debt obligation to Host Marriott Corporation with a rate of 6 3/4% due December 2026	492	492
Other	98	101

Total debt	$5,523	$5,978

(1)	Excludes $20 million of mortgage debt related to the Hartford Marriott Farmington, that was reclassified as liabilities associated with assets held for sale at December 31, 2004. The hotel was sold on January 6, 2005.

Senior Notes

We have various series of senior notes outstanding, all of which have been issued under indentures that contain certain financial covenants that, in the event of a default, would prohibit us from incurring additional indebtedness. These covenants include a consolidated coverage ratio of EBITDA-to-interest expense of 2.0 to 1.0, which limits our ability to incur additional debt and make dividend payments except to the extent required to maintain our REIT status. Interest on our senior notes is payable semiannually. The Series J, Series K and Series L indenture contain certain provisions that allow for additional flexibility to incur debt, utilize asset sale proceeds, make certain investments and pay dividends on our preferred stock. However, these provisions will only go into effect once all pre-Series J senior notes are repaid or the pre-Series J indenture has been amended to allow for these same provisions. As of December 31, 2004, we are in compliance with our senior notes covenants.

The face amount of our outstanding senior notes as of December 31, 2004 and 2003 was $2.9 billion and $3.2 billion, respectively. The outstanding senior notes balance as of December 31, 2004 and 2003 includes discounts of approximately $14 million and $4 million, respectively, and fair value adjustments for interest rate swap agreements of approximately $19 million and $37 million, respectively, that are discussed in further detail below.

Issuances. On August 4, 2004, we issued $350 million of 7% Series L senior notes and received net proceeds of $345 million after discounts, underwriting fees and expenses. The Series L senior notes mature on August 15, 2012 and are equal in right of payment with all of our other senior indebtedness. Interest is payable semiannually in arrears on February 15 and August 15 of each year beginning on February 15, 2005. On September 2, 2004, we used the net proceeds from the issuance of the Series L senior notes and available cash to redeem $336 million of our 7 7/8% Series B senior notes, which is discussed below.

In October 2003, we issued $725 million of 7 1/8% Series J senior notes due in 2013. The proceeds were used to redeem $429 million of our existing Series A senior notes and $282 million of our existing Series C senior notes, which is discussed below. In February 2004, the Series J senior notes were exchanged for $725 million of 7 1/8% Series K senior notes. The terms of the Series K senior notes are substantially identical to the terms of the Series J notes, except that the Series K senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable.

Repayments. During 2004, we redeemed a total of $895 million of our Series B senior notes and $218 million of our Series C senior notes, both of which were scheduled to mature in 2008. The Series B senior note redemptions were funded through the proceeds from issuance of our Series L senior notes and the proceeds from issuance of the Exchangeable Senior Debentures (discussed below). The redemption of our Series C senior notes was funded by the proceeds from the insurance settlement for the Marriott World Trade Center hotel. The terms of our senior notes require the payment of a call premium to holders in exchange for the right to retire this debt in advance of its maturity date. We recorded a loss of approximately $54 million on the early extinguishment of debt in 2004, which includes the payment of the call premium and the acceleration of related deferred financing fees. During 2003, we redeemed approximately $790 million of senior notes, $711 million of which were redeemed with the proceeds from issuance of the Series J senior notes. We recorded a loss of approximately $30 million on the early extinguishment of debt in 2003, which includes the payment of the call premium and the acceleration of the original issue discounts and related deferred financing fees. The debt prepayment losses are included in interest expense in the accompanying statements of operations.

Exchangeable Senior Debentures. On March 16, 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures and received net proceeds of $484 million, after discounts, underwriting fees and expenses. The Exchangeable Senior Debentures mature on April 15, 2024 and are equal in right of payment with all of our unsubordinated debt. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on April 15, 2004. We can redeem for cash all, or part of, the Exchangeable Senior Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. Holders have the right to require us to repurchase the Exchangeable Senior Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 at the issue price. The Exchangeable Senior Debentures are exchangeable into shares of Host Marriott common stock at an initial rate of 54.6448 shares for each $1,000 of principal amount of the debentures for a total of approximately 27 million shares, which is equivalent to an initial exchange price of $18.30 per share of Host Marriott common stock. Upon the issuance of such shares by Host Marriott, we will issue to Host Marriott the number of OP units equal to the number of shares of common stock issued by Host Marriott in exchange for the Exchangeable Senior Debentures. The exchange rate is adjusted for, among other things, the payment of dividends to Host Marriott’s common stockholders. Holders may exchange their Exchangeable Senior Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host Marriott common stock is more than 120% of the exchange price per share, currently, for at least 20 of 30 trading days. The Exchangeable Senior Debentures and the Host Marriott common stock issuable upon exchange of the debentures have not been registered under the Securities Act and may not be offered or sold except to qualified institutional buyers, as defined.

Convertible Debt Obligation to Host Marriott Corporation. The obligation for the $492 million of 6 3/4% Convertible Subordinated Debentures, or the Debentures, as of December 31, 2003 and 2002 has been included in these financial statements as our debt because upon Host Marriott’s conversion to a REIT, we assumed primary liability for repayment of the Debentures of Host Marriott underlying the Convertible Preferred Securities (defined below) of the Host Marriott Financial Trust, or the Issuer, a wholly-owned subsidiary trust of Host Marriott. The common securities of Host Marriott Financial Trust were not contributed to us and therefore Host Marriott Financial Trust is not consolidated by us. Upon conversion by a Convertible Preferred Securities holder, Host Marriott will issue shares of its common stock which will be delivered to such holder. Upon the issuance of such shares by Host Marriott, we will issue to Host Marriott the number of OP units equal to the number of shares of common stock issued by Host Marriott in exchange for the Debentures.

As of December 31, 2004, Host Marriott Financial Trust, held 9.5 million shares of 6 3/4% convertible quarterly income preferred securities, or the Convertible Preferred Securities, with a liquidation preference of $50 per share (for a total liquidation amount of $475 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by us to the extent the Issuer has funds available therefor. This guarantee, when taken together with our obligations under the indenture pursuant to which the Debentures were issued, the Debentures, our obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in the Debentures due December 2, 2026 issued by us. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities, or the Common Securities, and invest the proceeds therefrom in the Debentures, which is its sole asset. Separate financial statements of the Issuer are not presented because of our guarantee described above; our management has concluded that such financial statements are not material to investors as the Issuer is wholly owned by Host Marriott and essentially has no independent operations.

Each of the Convertible Preferred Securities and the related debentures are convertible at the option of the holder into shares of Host Marriott common stock at the rate of 3.2537 shares per Convertible Preferred Security for a total of approximately 31 million shares, (equivalent to a conversion price of $15.367 per share of Host Marriott’s common stock). The Trust will only convert Convertible Subordinated Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. The conversion ratio and price have been adjusted to reflect certain transactions including Host Marriott’s conversion to a REIT.

Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% payable quarterly in arrears. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities correspond to the interest rate and interest and other payment dates on the Convertible Subordinated Debentures. We may defer interest payments on the Convertible Subordinated Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Convertible Subordinated Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, Host Marriott will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Convertible Subordinated Debentures.

The Convertible Preferred Securities are redeemable at the Trust’s option upon any redemption by us of the Convertible Subordinated Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Convertible Subordinated Debentures upon the occurrence of a default, the Convertible Preferred Securities are subject to mandatory redemption.

Amended and Restated Credit Facility. On September 10, 2004, we entered into an amended and restated credit facility (the “Credit Facility”) with Deutsche Bank Trust Company Americas, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other lenders. The Credit Facility amends our prior credit facility and provides aggregate revolving loan commitments in the amount of $575 million with an option to increase the amount of the facility by up to $100 million to the extent that any one or more lenders, whether or not currently party to the Credit Facility, commits to be a lender for such amount. The Credit Facility also includes sub-commitments for the issuance of letters of credit in an aggregate amount of $10 million and loans to our Canadian subsidiaries in Canadian Dollars in an aggregate amount of $150 million. The Credit Facility has an initial scheduled maturity in September 2008. We have an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. Interest on borrowings under the Credit Facility will be calculated based on a spread over LIBOR ranging from 2.00% to 3.75%. The rate will vary based on our leverage ratio. We are required to pay a quarterly commitment fee that will vary based on the amount of unused capacity under the Credit Facility. Currently, the commitment fee is .55% on an annual basis.

Mortgage Debt

All of our mortgage debt is recourse solely to specific assets except for fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2004, we have 28 assets that are secured by mortgage debt, with a weighted average interest rate of 7.7%. Ten of these assets are secured by mortgage debt that contains restrictive covenants that require the mortgage servicer or lender to retain and hold in escrow the cash flow after debt service when it declines below specified operating levels. The impact of these covenants is discussed below.

Eight of our hotel properties secure a $571 million mortgage loan that is the sole asset of a trust that issued commercial mortgage pass-through certificates, which we refer to as the CMBS Loan. These hotels securing the CMBS Loan are the New York Marriott Marquis, the San Francisco Airport Hyatt Regency, the Cambridge Hyatt Regency, the Reston Hyatt Regency, the Boston Hyatt Regency, The Drake Hotel New York, the Westin Buckhead Atlanta, and the Swissôtel Chicago, which we refer to as the CMBS Portfolio. The CMBS Loan contains a provision that requires the mortgage servicer to retain certain excess cash flow from the CMBS Portfolio after payment of debt service (approximately $64 million) if net cash flow after payment of taxes, insurance, ground rent and reserves for furniture, fixtures and equipment for the trailing twelve months declines below $96 million. This provision was triggered beginning in the third quarter of 2002. As of December 31, 2004 and 2003, approximately $37 million and $15 million, respectively, of cash was escrowed. During the third quarter of 2005, the CMBS Portfolio met the necessary minimum cash flow requirements for two consecutive quarters, and, as a result, the $71 million of cash that had been escrowed to that point was returned to us on October 31, 2005.

On July 12, 2002, we modified the terms of the mortgage debt secured by our four Canadian properties. Under the terms of this modification, we agreed to escrow the excess cash flow from these hotels on a retroactive basis effective December 29, 2001. In April 2003, approximately $7 million of the cash escrowed in accordance with the loan was applied to the outstanding balance of the indebtedness and approximately $2 million was released to us. In July 2003, we entered into an agreement with the lenders to further modify certain covenants so that we would not be required to make additional prepayments at that time. The terms of the modification required us to provide $10 million of cash collateral and pay an additional 25 basis points of interest on the loan. On December 29, 2003, we made a partial repayment of $32 million. In conjunction with the repayment, one of the hotels and the $10 million was released from the collateral in 2003. On December 15, 2004, we repaid an additional $34 million repayment and an additional hotel was released from the collateral. As of December 31, 2004, approximately $7 million was escrowed. During the first quarter of 2005, we met the necessary minimum cash flow requirements, and, as a result, the $7 million of cash that had been escrowed was returned to us in two installments on March 3, 2005 and April 8, 2005. There were no amounts escrowed at December 31, 2003. On October 17, 2005, we repaid the remaining $19 million balance of the mortgage debt.

In addition to the prepayments of the mortgage debt secured by our Canadian properties, during the first quarter of 2004 we prepaid $82 million dollars of mortgage debt secured by four of our properties. The prepayment of this debt was made with proceeds from the sale of assets.

In conjunction with the purchase of the Scottsdale Marriott at McDowell Mountains in September 2004, we assumed the outstanding mortgage debt of approximately $34 million. The debt has a fixed rate of interest equal to 6.08% and matures in on December 1, 2008.

On September 9, 2003, we refinanced the $95 million mortgage debt secured by the JW Marriott in Washington, D.C. with an $88 million floating-rate mortgage loan with an interest rate of one-month LIBOR plus 210 basis points (4.5% at December 31, 2004). Although the loan matures in 2005, we may extend the term of the loan for three one-year periods upon satisfaction of certain conditions (we must purchase an interest rate cap to obtain the first one-year extension and the two remaining extensions are subject to certain debt service coverage levels). The loan may be prepaid beginning in May 2004, and no prepayment penalty will be assessed for any prepayments made after March 2005. We also purchased an interest rate cap at the inception of the loan, as discussed below.

In January 2003, we prepaid $17 million of mortgage debt related to two of our Ritz-Carlton properties. We did not incur any prepayment penalties as a result of this debt extinguishment. The loss on the early extinguishment of debt related to the write-off of deferred financing fees, which was minimal, is included in interest expense in the accompanying statements of operations.

Derivative Instruments

The mortgage loan on our Canadian properties is denominated in U.S. dollars and the functional currency of the Canadian subsidiaries is the Canadian dollar. At the time of the origination of the loan, each of the subsidiaries entered into 60 separate currency forward contracts to buy U.S. dollars at a fixed price. These forward contracts hedge the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to cover debt service payments, including the final balloon payment. These contracts were designated as cash flow hedges of the debt service and balloon payment and were recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. During 2003, we prepaid approximately $39 million of the loan and terminated the foreign currency contracts equal to the prepayments for a payment of approximately $8 million. As a result, substantially all of the forward currency contracts were deemed ineffective for accounting purposes and we recorded a loss on the contracts of approximately $18 million in 2003, which is included in “Loss on foreign currency and derivative contracts” in the accompanying consolidated statement of operations. Subsequent to the prepayment date, we record the increase or decrease in the fair value of the outstanding forward currency contracts in net income (loss) each period. In December 2004, we made an additional $34 million prepayment on the loan, and, in early 2005, we terminated the foreign currency contracts equal to the prepayment for a payment of approximately $8 million. The fair value of the contracts on December 31, 2004 and 2003 was approximately $(20) million and $(12) million, respectively. We also purchased an interest rate cap for approximately $0.4 million which caps the floating interest rate at 10.75% based on a notional amount ($48.3 million). On October 17, 2005, we repaid the remaining $19 million balance of the mortgage debt and, on October 18, 2005, we terminated the remaining foreign currency contracts for a payment of approximately $10 million. The cap is a derivative that is marked to market with any resulting gains or losses recorded in loss on foreign currency and derivative contracts in the current period. The fair value of the interest rate cap was zero and $0.1 million, respectively, at December 31, 2004 and 2003.

On August 21, 2003, we entered into two four-year interest rate swap agreements, which mature October 2007, effectively converting our Series G senior notes to floating-rate debt. Under the swaps, we receive fixed-rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points (8.1% at December 31, 2004) on a $242 million notional amount, which is approximately equal to the current amount of outstanding Series G senior notes. We have designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements will be recognized over the life of the agreements as an adjustment to interest expense. Changes in the fair value of the swaps and our Series G senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of these interest rate swaps was $1 million and $2 million at December 31, 2004 and 2003, respectively.

On December 20, 2001, we entered into a 5-year interest rate swap agreement, which was effective on January 15, 2002 and matures in January 2007, effectively converting our Series I senior notes to floating rate debt. Under the swap, we receive fixed-rate payments of 9.5% and pay floating-rate payments based on one-month LIBOR plus 450 basis points (6.9% at December 31, 2004) on a $450 million notional amount, which is equal to the current amount of outstanding Series I senior notes. We have designated the interest rate swap as a fair value hedge for both financial reporting and tax purposes and the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense. Changes in the fair value of the swap and the Series I senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of this interest rate swap at December 31, 2004 and 2003 was $18 million and $34 million, respectively.

In connection with the refinancing of the mortgage debt secured by the JW Marriott, Washington, D.C. in September 2003, we purchased an interest rate cap with a notional amount of $88 million, which caps the floating interest rate at 8.1% for the first two years of the loan. The cap represents a derivative that is marked to market and the gains and losses from changes in the market value of the cap are recorded in loss on foreign currency and derivative contracts in the current period. The fair value of the interest rate cap was zero at December 31, 2004 and 2003.

Aggregate Debt Maturities

Aggregate debt maturities at December 31, 2004 are as follows (in millions) (1):

2005	$70
2006	682
2007	873
2008	599
2009	753
Thereafter	2,532

5,509
Fair value adjustment for interest rate swaps	19
Discount on senior notes	(14)
Capital lease obligations	9

$5,523

(1)	Aggregate debt maturities exclude the $20 million of mortgage debt related to the Hartford Marriott Farmington, that was classified as liabilities associated with assets held for sale at December 31, 2004. The hotel was sold on January 6, 2005.

Interest

Cash paid for interest, net of amounts capitalized, was $453 million in 2004, $468 million in 2003 and $449 million in 2002. During 2004, 2003 and 2002, we capitalized $3 million, $2 million and $2 million of interest expense. We recorded losses, which have been included in interest expense on our consolidated statement of operations, during 2004 and 2003, of approximately $55 million and $33 million, respectively, on the early extinguishment of debt, which includes prepayment premiums and the acceleration of the related discounts and deferred financing costs. Deferred financing costs, which are included in other assets, amounted to $70 million and $82 million, net of accumulated amortization, as of December 31, 2004 and 2003, respectively. Amortization of deferred financing costs totaled $16 million, $17 million, and $16 million in 2004, 2003 and 2002, respectively.

Amortization of property and equipment under capital leases totaled $2 million, $3 million and $3 million in 2004, 2003 and 2002, respectively, and is included in depreciation and amortization on the accompanying consolidated statements of operations.

5.	Equity and Partner’s Capital

As of December 31, 2004 and 2003, 371.3 million and 343.8 million common OP units, respectively, were outstanding, of which Host Marriott held 350.3 million and 320.3 million, respectively. In addition, 14.0 million and 14.1 million preferred OP units were outstanding as of December 31, 2004 and 2003, respectively.

Distributions. Host Marriott’s policy on common dividends is generally to distribute at least 100% of its taxable income, unless otherwise contractually restricted. For Host Marriott’s preferred dividends, it will generally pay the quarterly dividend, regardless of the amount of taxable income, unless similarly contractually restricted. Funds used by Host Marriott to pay dividends on its common and preferred stock are provided through distributions from Host LP. While we are not currently restricted in our ability to pay distributions, during the second half of 2002 and through the first quarter of 2004, we were limited in our ability to pay distributions, except to the extent necessary to maintain Host Marriott’s REIT status.

The table below presents the amount of common and preferred distributions declared as follows:

	2004	2003	2002
Common OP units	$.05	$—	$—
Class A preferred units 10%(1)	1.38	2.50	2.50
Class B preferred units 10%	2.50	2.50	2.50
Class C preferred units 10%	2.50	2.50	2.50
Class E preferred units 8 7/8%	1.37	—	—

(1)	We redeemed all of the outstanding Class A preferred units in August 2004.

OP Units. During June 2004, October 2003 and August 2003, Host Marriott sold 25.0 million, 23.5 million and 27.5 million shares of its common stock, respectively, at a price to the public of $12.12, $10.75 and $9.25 per share, respectively. The net proceeds from the sales were approximately $301 million, $250 million and $251 million, respectively, after payment of the underwriting discount and offering expenses. The proceeds were contributed to us in exchange for the issuance of an equivalent number of OP units to Host Marriott.

Preferred OP Units. We currently have three classes of preferred units outstanding to third parties: 4,000,000 units of 10% Class B preferred units; 5,980,000 units of 10% Class C preferred units and 4,034,400 units of 8 7/8% Class E preferred units. Holders of all classes of the preferred units are entitled to receive cumulative cash distributions at their respective rate per annum of the $25.00 per unit liquidation preference and are payable quarterly in arrears. After April 29, 2005, March 27, 2006, and June 2, 2009, we have the option to redeem the Class B preferred units, Class C preferred units and Class E preferred units, respectively, for $25.00 per unit, plus accrued and unpaid distributions to the date of redemption. The preferred unit classes rank senior to the common OP units, and on a parity with each other. The preferred unitholders generally have no voting rights. Accrued preferred distributions at December 31, 2004 and 2003 were approximately $8 million and $9 million, respectively. Additionally, we have 18,000 preferred OP units outstanding that are entitled to receive an $.84 per unit dividend per year and are convertible into OP units.

6.	Income Taxes

Host LP is not a tax paying entity. However, under the operating partnership agreement we are required to reimburse Host Marriott for any tax payments Host Marriott is required to make. Accordingly, the tax information included herein represents disclosures regarding Host Marriott. As a result of our requirement to reimburse Host Marriott for these liabilities, such liabilities and related disclosures are included in our financial statements.

In December 1998, Host Marriott restructured itself in order to qualify for treatment as a REIT effective January 1, 1999, pursuant to the U.S. Internal Revenue Code of 1986, as amended. In general, a corporation that elects REIT status and meets certain tax law requirements regarding distribution of its taxable income to its stockholders as prescribed by applicable tax laws and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation on its operating income to the extent it distributes at least 90% of its taxable income. In addition to paying Federal and state taxes on any retained income, we are subject to taxes on “built-in-gains” on sales of certain assets, if any. Additionally, our consolidated taxable REIT subsidiaries are subject to Federal, state and foreign income tax. The consolidated income tax provision or benefit includes, primarily, the tax provision related to the operations of the taxable REIT subsidiaries, Federal and state taxes on any undistributed taxable income, and international taxes at Host LP, as well as each of their respective subsidiaries.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Total deferred tax assets and liabilities at December 31, 2004 and December 31, 2003 were as follows:

	2004	2003
	(in millions)
Deferred tax assets	$125	$99
Less: Valuation allowance	(14)	(9)

Subtotal	111	90
Deferred tax liabilities	(80)	(78)

Net deferred income tax asset	$31	$12

The valuation allowance required under SFAS 109 primarily represents a net operating loss carryforward of a foreign affiliate (“NOL”) the benefit of which was not previously recorded, but which has been recorded under SFAS 109 as a deferred tax asset with an offsetting valuation allowance. Any subsequent reduction in the valuation allowance related to the NOL will be recorded as a reduction of income tax expense. The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of December 31, 2004 and December 31, 2003 were as follows:

	2004	2003
	(in millions)
Investment in hotel leases	$29	$42
Deferred gains	1	5
Management fees	10	7
Interest expense	18	9
Other	7	2
Net operating loss carryforwards	44	23
Alternative minimum tax credit carryforwards	2	2
Safe harbor lease investments	(20)	(20)
Property and equipment	(4)	(3)
Investments in affiliates	(56)	(55)

Net deferred income tax asset (liability)	$31	$12

At December 31, 2004, we have net operating loss carryforwards of approximately $110 million, which expire through 2024.

The (provision) benefit for income taxes for continuing operations consists of:

	2004	2003	2002
		(in millions)
Current—Federal	$9	$23	$(12)
—State	—	3	(5)
—Foreign	(6)	(5)	(6)

	3	21	(23)

Deferred—Federal	6	(9)	19
—State	1	(1)	2
—Foreign	—	2	—

	7	(8)	21

	$10	$13	$(2)

The benefit (provision) for income taxes, including the amounts associated with discontinued operations, were $10 million, $9 million and $(6) million in 2004, 2003 and 2002, respectively.

A reconciliation of the statutory Federal tax (provision) benefit to our income tax (provision) benefit for continuing operations follows:

	2004	2003	2002
	(in millions)
Statutory Federal tax benefit	$26	$83	$23
Nontaxable loss of REIT	(12)	(69)	(13)
Built-in-gain tax	—	—	1
State income taxes, net of Federal tax benefit	1	2	(3)
Tax contingencies	1	—	(4)
Tax on foreign source income	(6)	(3)	(6)

Income tax (provision) benefit	$10	$13	$(2)

Cash paid for income taxes, net of refunds received, was $10 million, $21 million and $2 million in 2004, 2003 and 2002, respectively.

7.	Leases

Hotel Leases. Prior to 2001, we leased our hotels (the “Leases”) to one or more third party lessees (the “Lessees”) due to Federal income tax law restrictions on a REIT’s ability to derive revenues directly from the operation of a hotel. Effective January 1, 2001, the REIT Modernization Act amended the tax laws to permit REITs to lease hotels to a subsidiary that qualifies as a taxable REIT subsidiary. During 2001, we acquired the lessee entities owning the leasehold interests with respect to our full-service hotels, and as a result, our revenues reflect hotel level sales instead of rental income.

Hospitality Properties Trust Relationship. In a series of related transactions in 1995 and 1996, we sold and leased back 53 Courtyard properties and 18 Residence Inns to Hospitality Properties Trust (“HPT”). These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at our option. Minimum rent payments are $55 million annually for the Courtyard properties and $18 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to HPT under the terms of the leases.

In 1998, we sublet the HPT hotels (the “Subleases”) to separate sublessee subsidiaries of Crestline (the “Sublessee”), subject to the terms of the applicable HPT lease. The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and automatically renews for the corresponding renewal term under the HPT lease, unless either we or the sublessee elect not to renew the Sublease provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT hotels (one for Courtyard hotels and one for Residence Inn hotels). Rent payable by Crestline under the Sublease consists of the minimum rent payable under the HPT lease and an additional percentage rent payable to us. The percentage rent payable by the Sublessee is generally sufficient to cover the additional rent due under the HPT lease, with any excess being retained by the Sublessor. The rent payable under the Subleases is guaranteed by Crestline, up to a maximum amount of $30 million, which is allocated between the two pools of HPT hotels.

Other Lease Information. As of December 31, 2004, 40 of all or a portion of our hotels are subject to ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. We also have leases on facilities used in our former restaurant business, some of which we subsequently subleased. These leases and subleases contain one or more renewal options, generally for five or 10-year periods. Our lease activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. The restaurant and equipment leases are accounted for as either operating or capital leases, depending on the characteristics of the particular lease arrangement. The amortization charge applicable to capitalized leases is included in depreciation expense in the accompanying consolidated statements of operations.

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee as of December 31, 2004. Minimum payments for capital leases have not been reduced by aggregate minimum sublease rentals from restaurant subleases of $0.2 million, payable to us under non-cancelable subleases. Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants and HPT subleases of $27 million and $550 million, respectively, payable to us under non-cancelable subleases.

	Capital Leases	Operating Leases
	(in millions)
2005	$4	$111
2006	4	108
2007	3	106
2008	—	119
2009	—	117
Thereafter	—	1,248

Total minimum lease payments	11	$1,809

Less amount representing interest	(2)

Present value of minimum lease payments	$9

We remain contingently liable on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $33 million at December 31, 2004. However, management considers the likelihood of any material funding related to these leases to be remote.

Rent expense consists of:

	2004	2003	2002
	(in millions)
Minimum rentals on operating leases	$123	$127	$120
Additional rentals based on sales	18	13	21
Less: sublease rentals	(83)	(79)	(81)

	$58	$61	$60

8.	Employee Stock Plans

In connection with Host Marriott’s conversion to a REIT, we assumed the employee obligations of Host Marriott. Upon the issuance of Host Marriott common stock under either of the two stock-based compensation plans described below, we will issue Host Marriott an equal number of OP units. Accordingly, these liabilities and related disclosures are included in our consolidated financial statements.

At December 31, 2004, Host Marriott maintained two stock-based compensation plans, including the comprehensive stock plan (the “Comprehensive Plan”), whereby Host Marriott may award to participating employees (i) options to purchase Host Marriott common stock, (ii) deferred shares of Host Marriott common stock and (iii) restricted shares of Host Marriott common stock, and the employee stock purchase plan. At December 31, 2004, there were approximately 2 million shares of common stock reserved and available for issuance under the Comprehensive Plan.

Prior to 2002, we accounted for expense under these plans according to the provisions of Accounting Principles Board Opinion No. 25 and related interpretations. Consequently, no compensation expense was recognized for stock options issued under the Comprehensive Plan or stock issued under the employee stock purchase plan. Effective January 1, 2002, we adopted the expense recognition provisions of SFAS 123 for employee stock options granted on or after January 1, 2002 only. Options granted in fiscal years prior to 2002 will continue to be accounted for using the intrinsic value method as described in APB 25 until the effective date of SFAS 123 (revised). As a result of the change in accounting method, we now record compensation expense for employee stock options based on the fair value of the options at the date of grant. We also record compensation expense for shares issued under Host Marriott’s employee stock purchase plan. The implementation of SFAS 123 had no effect on the calculation of compensation expense for shares granted under Host Marriott deferred stock and restricted stock plans. For additional information on the effects of this change in accounting method, see Note 1.

Employee Stock Options. Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of Host Marriott common stock on the date of grant. Non-qualified options generally expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant.

In connection with the Host Marriott Services (“HM Services”) spin-off in 1995, outstanding options held by our current and former employees were redenominated in both Host Marriott and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. Pursuant to the distribution agreement between Host Marriott and HM Services, we originally had the right to receive up to 1.4 million shares of HM Services’ common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. On August 27, 1999, Autogrill Acquisition Co., a wholly owned subsidiary of Autogrill SpA of Italy, acquired HM Services. Since HM Services is no longer publicly traded, all future payments to us will be made in cash, as HM Services has indicated that the receivable will not be settled in Autogrill SpA stock. As of December 31, 2004 and 2003, the receivable balance was approximately $4 million and $6 million, respectively, which is included in other assets in the accompanying consolidated balance sheets.

For purposes of the following disclosures required by SFAS 123, the fair value of each stock option granted has been estimated on the date of grant using an option-pricing model. There were no stock options granted in 2004 or 2003. Compensation expense for the stock options is recognized on a straight-line basis over the vesting period. The following weighted average assumptions were used for grants issued during 2002: risk-free interest rates of 3.8%, volatility of 36%, expected lives of 15 years; and dividend yield of 6.0%. The weighted average fair value per option granted during 2002 was $1.41. As a result of the implementation of SFAS 123, we recorded compensation expense of $280,000, $274,000 and $47,000, respectively, for 2004, 2003 and 2002, which represents the expense for stock options granted after January 1, 2002 only.

The following table is a summary of the status of Host Marriott’s stock option plans that have been approved by its stockholders for the three years ended December 31, 2004. Host Marriott does not have stock option plans that have not been approved by its stockholders.

	2004		2003		2002
	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
Balance, at beginning of year	4.5	$6	5.4	$6	4.9	$6
Granted	—	—	—	—	.9	8
Exercised	(1.6)	7	(.6)	6	(.2)	4
Forfeited/expired	(.3)	8	(.3)	9	(.2)	9

Balance, at end of year	2.6	6	4.5	6	5.4	6

Options exercisable at year-end	2.0		3.2		3.3

The following table summarizes information about stock options at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares (in millions)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
$ 1 – 3	1.0	2	$2	1.0	2
4 – 6.1		4	6.1		6
7 – 9	1.1	12	8.6		8
10 – 12.4		11	11.3		11
13 – 19	—	8	18	—	18

	2.6			2.0

Deferred Stock. Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. We accrue compensation expense on a straight-line basis over the vesting period for the fair market value of the shares on the date of grant, less estimated forfeitures. No shares were granted under this plan in 2004. In 2003 and 2002, 45,000 and 23,000 shares, respectively, were granted under this plan. The compensation cost that has been charged against income for deferred stock was not material for all periods presented. The weighted average fair value per share granted during 2003 and 2002 was $8.00 and $9.95, respectively. The implementation of SFAS No. 123 had no impact on the calculation of compensation expense for the deferred stock incentive plan.

Restricted Stock. From time to time, Host Marriott awards restricted stock shares under the Comprehensive Plan to officers and key executives to be distributed over the next three years in annual installments based on continued employment and the attainment of certain performance criteria. Host Marriott recognizes compensation expense over the restriction period equal to the fair market value of the shares issued, which is adjusted for fluctuation in the fair market value of its common stock. The number of shares issued is adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria. In 2004, 2003 and 2002, 11,000, 3,203,000 and 906,000 shares, respectively, of restricted stock plan shares were granted to certain key employees under these terms and conditions. No shares were forfeited in 2004 and approximately 1,006,000 and 34,000 shares, respectively, were forfeited in 2003 and 2002. Host Marriott recorded compensation expense of approximately $23 million, $15 million and $5 million, respectively, in 2004, 2003 and 2002 related to these awards. The weighted average grant date fair value per share granted during each year was $12.50 in 2004, $8.82 in 2003 and $10.49 in 2002. Under these awards, 2.3 million shares were outstanding at December 31, 2004.

In 2003, Host Marriott also started a restricted stock program for its upper-middle management with 40% of the shares automatically vesting on the grant date, and the remaining 60% vesting over two years, subject to continued employment. Host Marriott recognizes compensation expense over the restriction period equal to the fair market value of the shares issued, which is adjusted for fluctuation in the fair market value of Host Marriott’s common stock. The number of shares granted is adjusted for the level of attainment of performance criteria. During 2004, approximately 89,000 shares were granted under these terms and conditions that had a weighted average grant date fair value of $12.53. Approximately 34,000 shares were issued and 8,000 shares were forfeited during 2004. Host Marriott recorded approximately $1 million of compensation expense related to these shares. Under this award, 47,000 shares were outstanding at December 31, 2004.

Employee Stock Purchase Plan. Under the terms of the Host Marriott stock purchase plan, eligible employees may purchase Host Marriott common stock through payroll deductions at 90% of the lower of market value at the beginning or market value at the end of the plan year, which runs from February 1 through January 31. We record compensation expense for the Host Marriott employee stock purchase plan based on the fair value of the employees’ purchase rights, which is estimated using an option-pricing model with the following assumptions for 2004 and 2003, respectively: Risk-free interest rate of 2.9% and 1.3%, volatility of 34% and 36%, expected life of one year, and dividend yield of 0% for both years. For the 2004 and 2003 plan years, approximately 16,000 and 21,000 shares, respectively, were issued. The weighted average fair value of those purchase rights granted in 2004 and 2003 was $3.02 and $2.20, respectively. The compensation expense reflected in net income was not material for all periods presented.

Stock Appreciation Rights. In 1998, 568,408 stock appreciation rights (“SARs”) were issued under the Comprehensive Plan to certain directors as a replacement for previously issued options that were cancelled during the year. The conversion to SARs was completed in order to comply with ownership limits applicable to us upon conversion to a REIT. The SARs are fully vested and the grant prices range from $1.20 to $2.71 and have a weighted average price of $1.88. In 2004, 2003 and 2002, we recognized compensation expense for outstanding SARs as a result of fluctuations in the market price of Host Marriott’s common stock of $.4 million, $1.6 million and $.8 million, respectively. As of December 31, 2004, approximately 67,000 SARs were outstanding.

9.	Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The discretionary amount to be matched by us is determined annually by Host Marriott’s Board of Directors. We provide medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Amounts for these items were not material for the three years ended December 31, 2004.

10.	Discontinued Operations

Assets Held For Sale. During December 2004, we entered into definitive, binding agreements to sell four hotels, which were subsequently sold in January 2005. During December 2003, we entered into a definitive, binding agreement to sell five hotels, which were all sold in the first quarter of 2004. We recorded impairment charges of approximately $.7 million and $1.6 million related to these hotels as of December 31, 2004 and 2003, respectively. We reclassified the assets and liabilities relating to these hotels as held for sale in our consolidated balance sheets as of December 31, 2004 and 2003, respectively, as detailed in the following table (in millions):.

	2004	2003
Property and equipment, net	$111	$72
Other assets	2	1

Total assets	$113	$73

Other liabilities	26	2

Total liabilities	$26	$2

Dispositions. We disposed of five hotels in 2005, including the Charlotte Executive Park Marriott, which was sold on October 7, 2005, disposed of nine hotels in 2004, disposed of eight hotels and abandoned one hotel (New York Marriott World Trade Center hotel—see Note 1 for more detail) in 2003 and disposed of one hotel in 2002 that require their operations and the related gains (losses) to be reclassified to discontinued operations in the statements of operations for all years presented. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels, which have been reclassified to discontinued operations in the consolidated statements of operations for the periods presented (in millions):

	2004	2003	2002
Revenues (1)	$144	$452	$346
Income before taxes (1)	13	191	47
Gain on disposals, net of tax	52	65	12

(1)	Revenues and income before taxes in 2003 include business interruption proceeds of $170 million related to the New York Marriott World Trade Center hotel settlement. See Note 1 for additional information.

11.	Acquisitions

On September 22, 2004, we acquired the 270-suite Scottsdale Marriott at McDowell Mountains for a purchase price of approximately $58 million, including the assumption of approximately $34 million of mortgage debt on the hotel. On July 15, 2004, we acquired the 450-suite Fairmont Kea Lani Maui for approximately $355 million. On April 27, 2004, we purchased the 455-room Chicago Embassy Suites, Downtown-Lakefront for approximately $89 million. During November 2003, we acquired the 806-room Hyatt Regency Maui Resort and Spa for $321 million.

On December 30, 2004, we received approximately $47 million in payment of a note receivable from a minority partner in a consolidated subsidiary that owns two hotels. At the request of the minority partner, the partnership purchased preferred units of Vornado Realty Trust (the “Vornado Preferred Units”), which we held as of December 31, 2004. As the Vornado Preferred Units are not publicly traded, we have recorded them in other assets at their cost basis in our consolidated balance sheet. On January 3, 2005, these securities were transferred to the minority partner, in redemption of his partnership interest, and we also paid approximately $14 million to a second partner for the remaining minority interests in the partnership. No gain or loss was recognized on this transaction.

During June 2003, we acquired the remaining general partner interest and preferred equity interest held by outside partners in the 772-room JW Marriott, Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, we consolidated the partnership, and recorded property and equipment of $131 million and $95 million in mortgage debt on June 20, 2003.

No pro forma statements of operations have been provided as the effect of the acquisitions is not significant.

12.	Fair Value of Financial Instruments

The fair value of certain financial assets and liabilities and other financial instruments are shown below:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Financial assets
Notes receivable	$7	$7	$54	$54
Financial liabilities
Senior notes (excluding fair value of swaps)	2,380	2,517	3,143	3,318
Exchangeable Senior Debentures	491	578	—	—
Mortgage debt and other, net of capital leases (1)	2,130	2,197	2,294	2,225
Convertible debt obligation to Host Marriott Corporation	492	563	492	501

(1)	Mortgage debt and other, net of capital leases at December 31, 2004, excludes $20 million of mortgage debt, related to the Hartford Marriott Farmington, that was classified as held for sale at December 31, 2004. The hotel was sold on January 6, 2005.

Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Convertible debt obligation to Host Marriott are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

13.	Marriott International Distribution and Relationship with Marriott International

We have entered into various agreements with Marriott International, including the management of the majority of our hotels including franchised properties; financing for joint ventures including the acquisition in 1996 of two full-service properties (one of which was sold on January 30, 2004) in Mexico City, Mexico for which Marriott International provided $29 million of debt financing and $28 million in preferred equity and the 2000 acquisition of two partnerships owning 120 limited-service hotels for a combined $372 million plus interest and legal fees (see Note 3) and certain limited administrative services.

On July 25, 2002, we completed negotiations with Marriott International in connection with changes to the management and other agreements for substantially all of our Marriott and Ritz-Carlton managed hotels. The changes were effective as of December 29, 2001. The management contract changes include providing us with additional approval rights over hotel operating budgets, capital budgets, shared service programs, and changes to certain system wide programs; reducing the amount of working capital requirements, and expanding an existing agreement that allows us to fund furniture, fixtures and equipment expenditures from one account controlled by us, which collectively increased cash available to us for general corporate purposes at that time by $125 million; reducing incentive management fees payable on certain Marriott managed hotels; reducing the amount we pay related to frequent guest programs; gradually reducing the amounts payable with respect to various centrally administered programs; and providing additional territorial restrictions for certain hotels in eight markets.

In addition to these modifications, we expanded the pool of hotels subject to an existing agreement that allows us to sell assets unencumbered by a Marriott management agreement without the payment of termination fees. The remaining pool includes 36 assets, 73% (measured by EBITDA) of which may be sold over a period of time without the payment of a termination fee.

In connection with these negotiations, we have amended our distribution agreement and stockholder rights plan to terminate Marriott International’s right to purchase up to 20% of each class of our outstanding voting shares upon certain changes of control and clarified existing provisions in the management agreements that limit our ability to sell a hotel or our entire company to a competitor of Marriott International.

In 2004, 2003 and 2002, we paid Marriott International $129 million, $136 million and $144 million, respectively, in hotel management fees and $2 million, $4 million and $5 million, respectively, in franchise fees. Included in the management fees paid are amounts paid to Ritz-Carlton, Courtyard and Residence Inn.

14.	Hotel Management Agreements

Of our hotels, 78 are subject to management agreements under which Marriott International or one of their subsidiaries manages the hotels, generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The agreements generally provide for payment of base management fees that are generally three percent of sales and incentive management fees generally equal to 20% to 50% of operating profit (as defined in the agreements) over a priority return (as defined) to us, with total incentive management fees not to exceed 20% of cumulative operating profit, or 20% of current year operating profit. In the event of early termination of the agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. We have the option to terminate certain management agreements if specified performance or extension thresholds are not satisfied. A single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement. Certain consolidated partnerships with a total of eight properties operate under a single agreement, cancellation of which would affect all the properties in these partnerships.

Pursuant to the terms of the agreements, Marriott International furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are required to be allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries on a fair and equitable basis. In addition, our hotels also participate in the Marriott Rewards program. The cost of this program is charged to all hotels in the Marriott hotel system.

We are obligated to provide the manager with sufficient funds, generally 5% of revenue, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels’ furniture, fixtures and equipment. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements. To the extent we are not required to fund such amounts into escrow accounts, we remain liable to make such fundings in the future.

We have franchise agreements with Marriott International for two hotels. Pursuant to these franchise agreements, we generally pay a franchise fee based on a percentage of room sales and food and beverage sales, as well as certain other fees for advertising and reservations. Franchise fees for room sales are approximately six percent of sales, while fees for food and beverage sales are approximately three percent of sales. The terms of the franchise agreements are from 15 to 30 years.

We hold management agreements with The Ritz-Carlton Hotel Company, LLC (“Ritz-Carlton”), a wholly-owned subsidiary of Marriott International, to manage ten of our hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base management fees vary from two to five percent of sales and incentive management fees, if any, are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

We also hold management agreements with hotel management companies other than Marriott International and Ritz-Carlton for 18 of our hotels. These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. Fourteen of the fifteen agreements also provide for incentive management fees generally equal to 10 to 25 percent of available cash flow, operating profit, or net operating income, as defined in the agreements.

15.	Geographic and Business Segment Information

We consider each one of our full-service hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our non-full-service hotel activities (primarily our limited-service leased hotels and office buildings) are immaterial, and thus, we report one business segment: hotel ownership. Our foreign operations consist of four properties located in Canada and one property located in Mexico. There were no intercompany sales between us and the foreign properties. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2004		2003		2002
	Revenues	Long-lived Assets	Revenues	Long-lived Assets	Revenues	Long-lived Assets
United States	$3,518	$7,124	$3,162	$6,907	$3,214	$6,857
Canada	87	111	70	107	71	96
Mexico	24	39	46	71	48	78

Total	$3,629	$7,274	$3,278	$7,085	$3,333	$7,031

16.	Guarantees

We have certain guarantees which consist of commitments we have made to third parties for leases or debt that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•	We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $33 million as of December 31, 2004.

•	In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership as part of Crestline in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Crestline, who, in turn, is indemnified by the current owner of the facility.

•	In connection with the sale of three hotels in the fourth quarter of 2004 and January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $20 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

17.	Mandatorily Redeemable Non-controlling Interests of All Entities

We consolidate five majority owned partnerships, the Philadelphia Market Street HMC Limited Partnership, or Market Street; the Pacific Gateway, Ltd, or San Diego; the Lauderdale Beach Association or LBA; the Marriott Mexico City Partnership, or Mexico; and the East Side Hotel Associates, L.P., or East Side, that have finite lives. The partnerships have lives ranging from 77 to 100 years and terminate between 2061 and 2097.

As of December 31, 2004, the minority interest holders in two of the partnerships have settlement alternatives in which they could be issued 257,476 and 1,444,000 OP units, respectively, based on their ownership percentages as stipulated in their partnership agreements. At December 31, 2004 and 2003, the OP units were valued at $29 million and $25 million, respectively. Three of these partnerships do not have any settlement alternatives. At December 31, 2004 and 2003, the fair values of the minority interests in these partnerships were approximately $127 million and $116 million, respectively. Subsequent to year-end, we acquired certain partnership interests in one of the partnerships for approximately $14 million. We also acquired, at fair value, the remaining partnership interests in a non-monetary exchange of assets. No gain or loss was recorded on the exchange.

18.	Supplemental Guarantor and Non-Guarantor Information

All of our subsidiaries guarantee our senior notes, except those owning 30 of the Company’s full-service hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is our wholly owned subsidiary.

The following condensed combined consolidating financial information sets forth the financial position as of December 31, 2004 and 2003 and results of operations and cash flows for the three years ended December 31, 2004 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

Supplemental Condensed Combined Consolidating Balance Sheets

(in millions)

December 31, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$1,289	$3,238	$2,747	$—	$7,274
Assets held for sale	—	77	36	—	113
Notes and other receivables	621	34	99	(747)	7
Due from manager	—	—	75	—	75
Investments in affiliates	3,183	1,910	57	(5,097)	53
Rent receivable	(5)	16	99	(110)	—
Other assets	311	53	185	(171)	378
Restricted cash	3	9	142	—	154
Cash and cash equivalents	295	7	45	—	347

Total assets	$5,697	$5,344	$3,485	$(6,125)	$8,401

Debt	$2,691	$1,437	$1,998	$(603)	$5,523
Other liabilities	507	(211)	424	(425)	295

Total liabilities	3,198	1,226	2,422	(1,028)	5,818
Minority interests	2	—	84	—	86
Limited partner interest of third parties at redemption value	363	—	—	—	363
Partners’ capital	2,134	4,118	979	(5,097)	2,134

Total liabilities and partners’ capital	$5,697	$5,344	$3,485	$(6,125)	$8,401

December 31, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$937	$2,909	$3,239	$—	$7,085
Assets held for sale	38	35	—	—	73
Notes and other receivables	678	35	97	(756)	54
Due from manager	(5)	—	67	—	62
Investments in affiliates	2,745	1,905	80	(4,656)	74
Rent receivable	(4)	10	29	(35)	—
Other assets	238	30	213	(121)	360
Restricted cash	5	2	109	—	116
Cash and cash equivalents	620	9	135	—	764

Total assets	$5,252	$4,935	$3,969	$(5,568)	$8,588

Debt	$2,875	$1,520	$2,253	$(670)	$5,978
Other liabilities	291	136	253	(404)	276

Total liabilities	3,166	1,656	2,506	(1,074)	6,254
Minority interests	3	—	86	—	89
Limited partner interest of third parties at redemption value	290	—	—	—	290
Partners’ capital	1,793	3,279	1,377	(4,494)	1,955

Total liabilities and partners’ capital	$5,252	$4,935	$3,969	$(5,568)	$8,588

Supplemental Condensed Combined Consolidating Statements of Operations

(in millions)

Year Ended December 31, 2004

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$89	$444	$3,341	$(245)	$3,629
Depreciation and amortization	(53)	(151)	(149)	—	(353)
Hotel operating expenses	—	—	(2,511)	—	(2,511)
Property-level expenses	(40)	(95)	(157)	—	(292)
Rental expense	—	—	(412)	412	—
Minority interest	—	—	(4)	—	(4)
Corporate and other expenses	(8)	(25)	(34)	—	(67)
Interest income	34	16	5	(44)	11
Interest expense	(215)	(131)	(182)	44	(484)
Net gains on property transactions	—	—	17	—	17
Equity in earnings (losses) of affiliates	65	38	(19)	(100)	(16)
Loss on foreign currency and derivative contracts	8	(5)	(9)	—	(6)

Income (loss) from continuing operations before taxes	(120)	91	(114)	67	(76)
Benefit (provision) for income taxes	(1)	—	11	—	10

INCOME (LOSS) FROM CONTINUING OPERATIONS	(121)	91	(103)	67	(66)
Income from discontinued operations	55	4	6	—	65

NET INCOME (LOSS)	$(66)	$95	$(97)	$67	$(1)

Year Ended December 31, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$(8)	$345	$3,160	$(219)	$3,278
Depreciation and amortization	(48)	(139)	(159)	—	(346)
Hotel operating expenses	—	—	(2,281)	—	(2,281)
Property-level expenses	(46)	(92)	(154)	—	(292)
Rental expense	—	—	(381)	381	—
Minority interest	(2)	—	(2)	—	(4)
Corporate and other expenses	(6)	(21)	(33)	—	(60)
Interest income	26	17	6	(38)	11
Interest expense	(226)	(139)	(194)	38	(521)
Net gains on property transactions	—	1	4	—	5
Equity in earnings (losses) of affiliates	(134)	(7)	(24)	143	(22)
Loss on foreign currency and derivative contracts	—	(19)	—	—	(19)

Income (loss) from continuing operations before taxes	(444)	(54)	(58)	305	(251)
Benefit (provision) for income taxes	(3)	—	16	—	13

INCOME (LOSS) FROM CONTINUING OPERATIONS	(447)	(54)	(42)	305	(238)
Income (loss) from discontinued operations	306	(61)	7	—	252

NET INCOME (LOSS)	$(141)	$(115)	$(35)	$305	$14

Year Ended December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$147	$354	$3,238	$(406)	$3,333
Depreciation and amortization	(51)	(130)	(158)	—	(339)
Hotel operating expenses	—	3	(2,252)	—	(2,249)
Property-level expenses	(41)	(86)	(157)	—	(284)
Rental expenses	—	—	(406)	406	—
Minority interest	(3)	—	(6)	—	(9)
Corporate and other expenses	—	(16)	(29)	—	(45)
Interest income	48	9	9	(47)	19
Interest expense	(221)	(139)	(179)	47	(492)
Net gains on property transactions	1	—	4	—	5
Equity in earnings (losses) of affiliates	80	78	(14)	(153)	(9)
Loss on foreign currency and derivative contracts	(2)	—	—	—	(2)

Income (loss) from continuing operations before taxes	(42)	73	50	(153)	(72)
Benefit (provision) for income taxes	9	(1)	(10)	—	(2)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(33)	72	40	(153)	(74)
Income from discontinued operations	14	14	27	—	55

NET INCOME (LOSS)	$(19)	$86	$67	$(153)	$(19)

Supplemental Condensed Combined Consolidating Statements of Cash Flows

(in millions)

Year Ended December 31, 2004

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash from operations	$13	$180	$167	$360

INVESTING ACTIVITIES
Proceeds from sales of assets, net	184	35	27	246
Acquisitions	(29)	(474)	—	(503)
Distributions from equity investments	1	—	5	6
Capital expenditures	(42)	(88)	(120)	(250)
Note receivable collections	47	—	—	47
Other investments	(47)	—	—	(47)

Cash from (used in) investing activities	114	(527)	(88)	(501)

FINANCING ACTIVITIES
Issuances of debt	837	—	—	837
Financing costs	(16)	—	—	(16)
Debt prepayments	(1,147)	(45)	(38)	(1,230)
Scheduled principal repayments	(19)	(8)	(34)	(61)
Issuances of OP units	301	—	—	301
Issuances of preferred OP units	98	—	—	98
Redemption of preferred OP units	(104)	—	—	(104)
Distributions on common OP units	(20)	—	—	(20)
Distributions on preferred OP units	(37)	—	—	(37)
Distributions to minority interests	—	—	(6)	(6)
Transfer to/from Parent	(333)	389	(56)	—
Other	(16)	7	(29)	(38)

Cash (used in) from financing activities	(456)	343	(163)	(276)

DECREASE IN CASH AND CASH EQUIVALENTS	(329)	(4)	(84)	(417)
CASH AND CASH EQUIVALENTS, beginning of year	620	9	135	764

CASH AND CASH EQUIVALENTS, end of year	$291	$5	$51	$347

Year Ended December 31, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash from (used in) operations	$219	$(9)	$160	$370

INVESTING ACTIVITIES
Proceeds from sales of assets, net	76	108	—	184
Disposition of World Trade Center hotel	—	185	—	185
Acquisitions	—	(321)	(3)	(324)
Distributions from equity investments	—	1	2	3
Capital expenditures	(38)	(89)	(74)	(201)

Cash from (used in) investing activities	38	(116)	(75)	(153)

FINANCING ACTIVITIES
Issuance of debt	725	—	88	813
Financing costs	(16)	—	—	(16)
Debt prepayments	(790)	(122)	(95)	(1,007)
Schedule principal repayments	(1)	(9)	(42)	(52)
Issuance of OP Units	501	—	—	501
Distributions on preferred limited partner units	(35)	—	—	(35)
Distributions to minority interests	—	—	(6)	(6)
Transfer to/from Parent	(168)	263	(95)	—
Other	(12)	—	—	(12)

Cash (used in) from financing activities	204	132	(150)	186

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	461	7	(65)	403
CASH AND CASH EQUIVALENTS, beginning of year	159	2	200	361

CASH AND CASH EQUIVALENTS, end of year	$620	$9	$135	$764

Year Ended December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash from (used in) operations	$(80)	$149	$305	$374

INVESTING ACTIVITIES
Acquisitions	(105)	(11)	(1)	(117)
Distributions from equity investments	—	1	5	6
Capital expenditures	(27)	(68)	(85)	(180)
Return of escrow funds from Marriott International	12	26	37	75

Cash used in investing activities	(120)	(52)	(44)	(216)

FINANCING ACTIVITIES
Financing costs	(8)	—	—	(8)
Debt prepayments	(13)	—	—	(13)
Scheduled principal repayments	(15)	(6)	(42)	(63)
Issuance of OP Units	1	—	—	1
Distributions on preferred OP units	(35)	—	—	(35)
Distributions to minority interests	—	—	(18)	(18)
Purchase of interest rate cap	(3)	—	—	(3)
Transfer to/from Parent	218	(92)	(126)	—
Other	(10)	—	—	(10)

Cash from (used in) financing activities	135	(98)	(186)	(149)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(65)	(1)	75	9
CASH AND CASH EQUIVALENTS, beginning of year	224	3	125	352

CASH AND CASH EQUIVALENTS, end of year	$159	$2	$200	$361

19.	Subsequent Events

We sold four hotels during the first quarter of 2005 (the Torrance Marriott, the Albuquerque Marriott, the Hartford Marriott at Farmington and the Tampa Westshore Marriott) for net proceeds of approximately $100 million. All of these hotels were classified as held for sale as of December 31, 2004. In accordance with SFAS 144, we reclassified the results of operations to reflect the results of these hotels as discontinued operations. On October 7, 2005, we sold the 297-room Charlotte Marriott Executive Park for total proceeds of approximately $21 million. Effective with the filing of our 2005 third quarter results, the results of operations of this hotel were reclassified as discontinued operations.

On September 30, 2005, we acquired the 834-room Hyatt Regency, Washington, D.C. on Capitol Hill for a purchase price of approximately $274 million.

On March 10, 2005, we issued $650 million of 63/8% Series N senior notes due in 2015 and received net proceeds of approximately $640 million, of which $291 million were used to retire $280 million of the 83/8% Series E senior notes during the first quarter. On April 11, 2005, we used $174 million of the proceeds to redeem $169 million of the 77/8% Series B senior notes and to pay the related call premiums. On April 22, 2005, we discharged the remaining $20 million in Series E senior notes for $21 million. On May 2, 2005, we used $150 million of the remaining proceeds to prepay the 9%, $140 million mortgage debt secured by two of our Ritz-Carlton hotels and to pay the prepayment penalties on the loan. The losses related to the prepayment of the mortgage debt, the redemption of the Series B senior notes and the discharge of the remaining Series E senior notes, totaling approximately $18 million, was recognized in the second quarter.

On May 20, 2005, we redeemed, at par, all four million shares of our 10% Class B Cumulative Redeemable Preferred stock (“Class B preferred stock”) for approximately $101 million, including accrued dividends. The fair value of our Class B preferred stock (which is equal to the redemption price) exceeds the carrying value of the preferred stock by approximately $4 million. The $4 million represents the original issuance costs. Accordingly, this amount will be reflected in the determination of net income available to common stockholders for the purpose of calculating our basic and diluted earnings (loss) per share.

On March 29, 2005, we sold 85% of our interest in the CBM Joint Venture LLC, on CBM Joint Venture, for approximately $92 million. In conjunction with the sale of our interest, CBM Joint Venture was converted into a limited partnership. As a result of a restructuring of the joint venture and additional capital investment by the new general partner, we now own a 3.6% limited partner interest in the newly formed partnership, which we have the right to cause the partnership to redeem, under certain conditions, between December 2007 and December 2009. Starting December 9, 2009, the partnership will have the right to redeem our remaining interest. We recorded a gain on the sale of approximately $42 million, net of taxes, in the second quarter

On November 14, 2005 we signed a definitive merger agreement to acquire 38 luxury and upper-upscale hotels from Starwood Hotels and Resorts (“Starwood”) for approximately $4.04 billion. The portfolio consists of 25 domestic and 13 international properties and a total of 18,964 rooms managed under the Westin, Sheraton, W Hotels, The Luxury Collection and St. Regis brands. As part of this transaction, we expect to assume approximately $704 million of debt and Host Marriott Corporation, our sole general partner, will issue approximately $2.3 billion of equity (133,529,412 common shares at the exchange price of $17.00 per share) to Starwood stockholders and we will issue a corresponding number of operating partnership units to Host Marriott Corporation. The remainder of the purchase price will be paid in cash. The transaction is expected to close in the first quarter of 2006, and is subject to the approval of the Host Marriott Corporation’s stockholders, as well as other closing conditions. The boards of directors of Host Marriott and Starwood have approved the proposed transaction.

20.	Quarterly Financial Data (unaudited)

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in millions, except per unit amounts)
Revenues	$775	$896	$781	$1,177	$3,629
Income (loss) from continuing operations	(38)	(5)	(51)	28	(66)
Income from discontinued operations	4	23	1	37	65
Net income (loss)	(34)	18	(50)	65	(1)
Net income (loss) available to common unitholders	(43)	8	(63)	56	(42)
Basic earnings (loss) per common unit:
Continuing operations	(.13)	(.05)	(.17)	.05	(.30)
Discontinued operations	.01	.07	—	.10	.18
Net income (loss)	(.12)	.02	(.17)	.15	(.12)
Diluted earnings (loss) per common unit:
Continuing operations	(.13)	(.05)	(.17)	.05	(.30)
Discontinued operations	.01	.07	—	.10	.18
Net income (loss)	(.12)	.02	(.17)	.15	(.12)

	2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in millions, except per unit amounts)
Revenues	$740	$798	$701	$1,039	$3,278
Income (loss) from continuing operations	(43)	(25)	(77)	(93)	(238)
Income from discontinued operations	5	10	3	234	252
Cumulative effect of a change in accounting principle	—	—	(24)	24	—
Net income (loss)	(38)	(15)	(98)	165	14
Net income (loss) available to common unitholders	(47)	(24)	(107)	157	(21)
Basic earnings (loss) per common unit:
Continuing operations	(.18)	(.12)	(.28)	(.31)	(.89)
Discontinued operations	.02	.03	.01	.70	.82
Cumulative effect of a change in accounting principle	—	—	(.08)	.07	—
Net income (loss)	(.16)	(.09)	(.35)	.46	(.07)
Diluted earnings (loss) per common unit:
Continuing operations	(.18)	(.12)	(.28)	(.31)	(.89)
Discontinued operations	.02	.03	.01	.70	.82
Cumulative effect of a change in accounting principle	—	—	(.08)	.07	—
Net income (loss)	(.16)	(.09)	(.35)	.46	(.07)

The sum of the basic and diluted earnings (loss) per common unit for the four quarters in all years presented differs from the annual earnings per common unit due to the required method of computing the weighted average number of units in the respective periods. Fourth quarter 2003 results were significantly affected by the insurance settlement of the New York Marriott World Trade Center hotel as discussed in Note 1. In addition, we recorded a cumulative effect of a change in accounting principle, SFAS 150-3, effectively reversing the adoption of SFAS 150 in the third quarter of 2003. There were no significant items in fourth quarter 2004.